Rule 424(b)(3)
                                          File Nos. 333-103623 and 333-103623-03

PRICING SUPPLEMENT NO. 10 DATED MAY 28, 2003
     (To Prospectus Dated March 20, 2003 and Prospectus Supplement Dated April 8, 2003)

                                                    COUNTRYWIDE HOME LOANS, INC.
                                                     Medium-Term Notes, Series L
                                      Due Nine Months or More From Date of Issue
                                          Payment of Principal, Premium, if any,
                            and Interest Fully and Unconditionally Guaranteed by
                                               COUNTRYWIDE FINANCIAL CORPORATION
                                                         Floating Rate Notes

Trade Date:                May 28, 2003  Principal Amount:          $550,000,000
Public Offering Price:     100%          Proceeds, before expenses,
Agent Discount:            .300%         to Countrywide Home Loans: $548,350,000
Purchase Price:            99.700%       CUSIP:                     22237LNS7
Original Issue Date:       June 2, 2003  ISIN:                      US22237LNS78
Stated Maturity Date:      June 2, 2006  Common Code:                017003453
Minimum Denomination:      $1,000
Specified Currency:        U.S. Dollars  Maximum Interest Rate:              N/A
                                         Minimum Interest Rate:              N/A
Interest Rate Basis:       LIBOR (Telerate Page 3750)
Interest Factor Convention:                 N/A
Index Maturity:            3 month
     Initial Interest Rate: 1.76%        Spread (plus or minus): plus .48%
Spread Multiplier:                           N/A
Calculation Agent:        The Bank of New York
Interest Reset Dates:      Quarterly on the 2nd of March,
                           June, September and December,
                           commencing September 2, 2003
Interest Payment Dates:    Quarterly on the 2nd of March,
                           June, September and December,
                           commencing September 2, 2003
Record Dates: The 15th of February, May, August
                           and November preceding theRepayment:
                           applicable Interest Payment Date

Check box opposite applicable paragraph:
Repayment:
|X|  The Notes cannot be repaid prior to maturity.
|_|  The Notes may be repaid prior to maturity.

Check box opposite applicable paragraph:
Redemption:
Check box opposite applicable paragraph:
|_|  The Notes may be redeemed prior to maturity.
|X|  The Notes cannot be redeemed prior to maturity.

Book Entry:                |X|
Certificated:              |_|

     The Notes to which this Pricing Supplement relate will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. As of March 31, 2003, Countrywide Financial Corporation did not have any secured indebtedness outstanding, and Countrywide Home Loans had $4,831,211,425 of secured indebtedness outstanding. As of that date, Countrywide Home Loans had $19,204,335,600 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.

                                                     Joint Book-Running Managers

ABN AMRO Incorporated                                   Deutsche Bank Securities
                                                             Lead Manager

                                              Countrywide Securities Corporation

                                                              Co-Manager

                                                               SG Cowen

     In connection with the offering, ABN AMRO Incorporated or Deutsche Bank Securities Inc. or their respective affiliates may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level that might not otherwise prevail. In any jurisdiction where there can only be one stabilizing agent, ABN AMRO Incorporated or its affiliates shall effect such transactions. This stabilizing, if commenced, may be discontinued at any time and will be carried out in compliance with the applicable laws, regulations and rules.


                                                         DESCRIPTION OF NOTES

     The following information supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the Countrywide Home Loans Medium-Term Notes, Series L, contained in the accompanying Prospectus Supplement and Prospectus.

Reopening

     Countrywide Home Loans may, without the consent of the holders of the Notes, reopen this issue of Notes and issue additional notes of the same series with substantially similar terms (except for the Public Offering Price and Original Issue Date and under some circumstances, the first interest payment date).

Form and Settlement

     The Notes will be represented by one or more global certificates in fully registered form. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC or its nominee. Investors may elect to hold their beneficial interests in a global certificate through DTC, Clearstream Banking, societe anonyme, Luxembourg or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in such systems, or indirectly through organizations that are participants in such system. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on DTC's books.


                                                             UNDERWRITING

     Subject to the terms of a Terms Agreement, dated May 28, 2003, among Countrywide Home Loans, Countrywide Financial Corporation, ABN AMRO Incorporated, Deutsche Bank Securities Inc., Countrywide Securities Corporation and SG Cowen Securities Corporation (collectively, the "Agents"), Countrywide Home Loans has agreed to sell to the Agents, and the Agents have agreed severally to purchase, the principal amount of Notes set forth opposite their names below:

                                                               Principal Amount
                  Agents                                          of the Notes
                       ______                                 __________________
         ABN AMRO Incorporated                                $    155,834,000
         Deutsche Bank Securities Inc.                             155,833,000
         Countrywide Securities Corporation                        155,833,000
         SG Cowen Securities Corporation                            82,500,000
                                                               $   550,000,000

     Under the terms and conditions of the Terms Agreement, the Agents are committed to take and pay for all of the Notes, if any are taken.

     The Agents propose to offer the Notes initially at the public offering price set forth on the cover page of this Pricing Supplement and to certain dealers at such price less a concession not in excess of .180% of the principal amount of the Notes. The Agents may allow, and the dealers may reallow, a discount not in excess of .125% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agents.

     The Notes are a new issue of securities with no established trading market. Countrywide Home Loans has been advised by the Agents that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     Countrywide Home Loans has agreed to indemnify the Agents against certain liabilities under the Securities Act of 1933, as amended, as described in the accompanying Prospectus Supplement.

                                                          __________________


     You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Financial Corporation have not, and the Agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Financial Corporation are not, and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Financial Corporation may have changed since that date.